UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 14, 2013

MarineMax, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14173	59-3496957
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18167 U.S. Highway 19 North, Suite 300, Clearwater, Florida		33764
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	727-531-1700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Frances L. Allen

On November 14, 2013, the Company’s Board of Directors appointed Frances L. Allen to its Board of Directors. It is anticipated that Ms. Allen will be appointed to one or more committees of the Board. Ms. Allen currently serves as Executive Vice President, Chief Brand Officer, for Denny’s Corporation (Nasdaq: DENN), franchisor and operator of one of America's largest full-service restaurant chains. Her leadership has resulted in positive sales for several consecutive quarters and numerous successful marketing initiatives for America’s Diner. Prior to joining Denny’s, Ms. Allen was Chief Marketing Officer for Dunkin Donuts, where she was instrumental in increasing sales by launching healthier menu options and several successful marketing campaigns. Her prior roles also include managing marketing efforts at Sony Ericsson Mobil Communications, Pepsi-Cola North America and Frito-Lay. Ms. Allen holds a B.S. in Mathematics with Actuarial Studies from Southampton University in the United Kingdom and completed the Advanced Management Program at Harvard Business School.

William H. McGill, Jr., Chairman, President and Chief Executive Officer of the Company, stated, "We are proud and honored to have Frances Allen join our Board of Directors. On behalf of the Board, we welcome Frances. We are confident she will be a strong addition to our Board and her wealth of experience and expertise in marketing will support our ongoing efforts to grow the MarineMax brand. We look forward to her future contributions to the Company."

There is no arrangement or understanding pursuant to which Ms. Allen was selected as a director. There are no related party transactions between the Company and Ms. Allen that are reportable under Item 404(a) of Regulation S-K.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MarineMax, Inc.

November 18, 2013	By:	/s/ Michael H. McLamb

Name: Michael H. McLamb
Title: Executive Vice President, Chief Financial Officer and Secretary